PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
711 High Street
Des Moines, Iowa 50392
800-222-5852
April 13, 2017
Dear Contract Owner:
    A Special Meeting of Shareholders of Principal Variable Contracts Funds, Inc. ("PVC") will be held at 711 High Street, Des Moines,
Iowa 50392, on May 25,
2017 at 10:30 a.m., Central Time.
    At the meeting, shareholders of the Balanced Account
(the "Acquired Fund")
will be asked to consider and approve a Plan of Acquisition
(the "Plan") providing
for the reorganization of the Acquired Fund into the
Diversified Balanced Account
(the "Acquiring Fund") (together, the "Funds"). Each of
these Funds is a separate
series or fund of PVC.
    As an investor through a variable annuity contract or
variable life insurance
policy issued through an insurance company, you can instruct your insurance company as to how to vote on the proposed reorganization. At the special meeting of shareholders, your insurance company will vote as instructed by you and other investors holding contracts or policies through your insurance company.
    Under the Plan: (i) the Acquiring Fund will acquire
all the assets, subject to
all the liabilities, of the Acquired Fund in exchange for
shares of the Acquiring
Fund; and (ii) the Acquiring Fund shares will be distributed to the shareholders of
the Acquired Fund in complete liquidation and termination
of the Acquired Fund
(the "Reorganization"). As a result of the Reorganization,
each shareholder of the
Acquired Fund will become a shareholder of the Acquiring Fund.
The total value
of all shares of the Acquiring Fund issued in the
Reorganization will equal the
total value of the net assets of the Acquired Fund.
The number of full and
fractional shares of the Acquiring Fund received by a
shareholder of the Acquired
Fund will be equal in value to the value of that
shareholder's shares of the
Acquired Fund as of the close of regularly scheduled
trading on the New York
Stock Exchange ("NYSE") on the closing date of the Reorganization. Shareholders of the Acquired Fund, which issues only
Class 1 shares, will
receive Class 1 shares of the Acquiring Fund. The
Reorganization is expected to
occur on or about the close of regularly scheduled
trading on the NYSE on May
26, 2017.
*****
    Enclosed you will find a Notice of Special Meeting of Shareholders, a Proxy
Statement/Prospectus, and a voting instruction card for the shares of the
Acquired Fund attributable to your variable contract or
 policy as of April 5, 2017,
the record date for the Meeting. The Proxy Statement/Prospectus provides background information and describes in detail the matters to be voted on at the
Meeting.
    The Board of Directors of PVC has unanimously voted in favor of the proposed Reorganization and recommends that you vote FOR the Proposal.
    In order for shares to be voted at the Meeting, we urge you to read the Proxy
Statement/Prospectus and then complete and mail your voting instruction card(s) in the enclosed postage-paid envelope, allowing sufficient time for receipt by us by May 24, 2017. As a convenience, we offer three options by which to vote your shares:
    By Internet: Follow the instructions located on your voting instruction card.
    By Phone: The phone number is located on your voting instruction card. Be sure you have your control number, as printed on your voting instruction card, available at the time you call.
    By Mail: Sign your voting instruction card and enclose it in the postage-paid envelope provided in this proxy package.
    We appreciate your taking the time to respond to this important matter. Your vote is important. If you have any questions regarding the Reorganization, please call our shareholder services department toll free at 1-800-222-5852. Sincerely,

Michael J. Beer
President and
CEO
PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
711 High Street
Des Moines, Iowa 50392
800-222-5852
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To the Contract Owners of the Balanced Account:
    Notice is hereby given that a Special Meeting of Shareholders (the
"Meeting") of the Balanced Account (the "Acquired Fund"), a series of Principal
Variable Contracts Funds, Inc. ("PVC"), will be held at
711 High Street, Des

Moines, Iowa  50392, on May 25, 2017 at 10:30 a.m., Central
Time. A Proxy
Statement/Prospectus providing information about the following proposal to be
voted on at the Meeting is included with this notice. The
Meeting is being held
to consider and vote on such proposal as well as any other business that may
properly come before the Meeting or any adjournment thereof.
Proposal:	Approval of a Plan of Acquisition providing for the
reorganization of the Balanced Account into the Diversified Balanced Account.
    The Board of Directors of PVC recommends that shareholders of the Acquired Fund vote FOR the Proposal.
    Approval of the Proposal will require the affirmative vote of the holders of at least a "Majority of the Outstanding Voting Securities"
(as defined in the
accompanying Proxy Statement/Prospectus) of the Acquired Fund.
    Each shareholder of record at the close of business on April 5, 2017 is entitled to receive notice of and to vote at the Meeting.
Please read the
attached Proxy Statement/Prospectus.
By
order
of the
Board
of
Directo
rs
Michae
l J.
Beer
Preside
nt and
CEO
April 13, 2017
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